Exhibit 99.2

October 7, 2014

Liberty Interactive Corporation to Present at the FBR Digital Media Thought Leaders Conference

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive Corporation (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) announced that Greg Maffei, President and CEO of Liberty Interactive Corporation, will be presenting at the FBR Digital Media Thought Leaders Conference, on Thursday, October 9th at 2:30 p.m., E.D.T. at the Paley Center for Media in New York, NY.  During his presentation, Mr. Maffei may make observations regarding the company's financial performance and outlook.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com/events to register for the webcast, as well as to access an archive of the webcast, which is expected to be available for a period of time following the presentation.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups:  the QVC Group (formerly referred to as the Liberty Interactive Group) and the Liberty Ventures Group.  The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive’s subsidiary, QVC, Inc., and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, its subsidiaries Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, Inc., Commerce Technologies, Inc., LMC Right Start, Inc. and Evite, Inc., and minority interests in Time Warner, Time Warner Cable, Lending Tree and Interval Leisure Group.

Liberty Interactive Corporation
Courtnee Ulrich, 720-875-5420

Source: Liberty Interactive Corporation